CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
Pantheon China Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of Post-Effective Amendment No. 1 to this Registration Statement (No. 333-155579) on Form S-4 of our report dated March 29, 2007, on the statements of operations and cash flows of Pantheon China Acquisition Corp. for the period from April 10, 2006 (inception) to December 31, 2006 (not presented separately therein) and the statement of stockholders' equity for the period from April 10, 2006 (inception) to December 31, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 8, 2009